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EXHIBIT 20

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is entered into this 19th day of July, 2002 by and between DAVID MICHAEL, LLC, MCFADDEN GROUP, LLC, AND ELIZABETH COLMENARES, ("Sellers") and FORCE 10 TRADING, INC., ("Force 10") a Nevada corporation, with principle offices located at 11781 South Lone Peak Parkway, Suite 230, Draper, Utah 84020.

         WHEREAS, Sellers desire to sell to Force 10 One Hundred Percent (100%) of the Three Million (3,000,000) outstanding shares of Royal Oasis, Inc., ("shares"), holder of Real Estate in Elko County, Nevada, more fully described in "Exhibit A", being free and clear and with a fair market value of more than Four Million dollars ($4,000,000.00) based upon recent appraisal.

         WHEREAS, Force 10 will pay the purchase price of Four Million Eight Hundred Thousand dollars ($4,800,000), the purchase price to be paid as provided for at the time of closing, to Sellers in exchange for delivery of all certificates in negotiable form representing the Shares.

AGREEMENT

         NOW, THEREFORE, on the stated premises, which are incorporated herein by reference, and in consideration of the mutual covenants and agreements hereinafter set forth, the mutual benefits to the Parties to be derived herefrom, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

1. The purchase price ("Purchase Price") to be paid by Force 10 is to be paid at closing, payment as follows:

         A. Three Million Eight Hundred Thousand ($3,800,000) in Series A Convertible Preferred Stock of Force 10 (the "Series A"). The Series A stock is convertible into common stock at a 15% discount to the average closing bid price on the five days prior to the date of the conversion notice or $1.00 per share, whichever is greater, has no voting rights, a liquidation preference of $3,800,000, anti dilution protection, and is redeemable for $3,800,000; and

         B. A One Million dollar ($1,000,000.00) Secured Convertible Promissory Note (the Note). The Note is a non-recourse loan secured by 100% of the stock of Royal Oasis, Inc. The $1,000,000.00 loan will have a 10-year term with interest only payable quarterly at a rate of 8% per annum. The interest may be paid in restricted common stock at a 50% discount to the closing bid price on the date of issuance. The Note is convertible at the option of the holder into common stock at a 15% discount to the closing bid price on the date of the conversion notice or $1.00 per share whichever greater. Force 10 can force a conversion into Two Million (2,000,000) shares of its common stock if the average daily trading volume exceeds 200,000 shares for 20 consecutive business days at share price greater than $1.00 per common share.

2. Force 10 agrees to make good on fee agreements for the individual consultants who put together and helped with this transaction as per the "Consulting Agreements".

         NOW, THEREFORE with the above being incorporated into and made a part hereof for the mutual consideration set out herein and, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. EXCHANGE. Force 10 will pay the purchase price to Sellers or assigns on or before July 20, 2002 and Sellers will:

         1. Deliver the Shares with all the necessary executed medallion stock powers to transfer ownership to Force 10 for delivery no later than 7 days after receipt of payment from Force 10.

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2. TERMINATION. This Agreement may be terminated at any time prior to the
Closing Date:

         A.       BY SELLERS OR FORCE 10:

                  (1) If there shall be any actual or threatened action or proceeding by or before any court or any other governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in judgement of such Board of Directors made in good faith and based upon the advice of legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement; or

                  (2) If the Closing shall have not occurred prior to July20, 2001, or such later date as shall have been approved by parties hereto, other than for reasons set forth herein.

         B.       BY FORCE 10:

                  (1) If Sellers shall fail to comply in any material respect with any of his covenants or agreements contained in this Agreement or if any of the representations or warranties of Sellers contained herein shall be inaccurate in any material respect; or

         C.       BY SELLERS:

                  (1) If Force 10 shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Force 10 contained herein shall be inaccurate in any material respect;

         In the event this Agreement is terminated pursuant to this Paragraph, this Agreement shall be of no further force or effect, no obligation, right, or liability shall arise hereunder, and each party shall bear its own costs as well as the legal, accounting, printing, and other costs incurred in connection with negotiation, preparation and execution of the Agreement and the transactions herein contemplated.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers hereby represent and warrant that effective this date and the Closing Date, the following representations are true and correct:

         A. AUTHORITY. Sellers have the full power and authority to enter this Agreement and to carry out the transactions contemplated by this Agreement.

         B. NO LIABILITIES. Sellers represent and warrant that Royal Oasis, Inc. has no liabilities.

         C. NO CONFLICT WITH OTHER INSTRUMENTS. The execution of this Agreement will not violate or breach any document, instrument, agreement, contract, or commitment material to the business of Sellers to which Sellers are a party and has been duly authorized by all appropriate and necessary action.

         D. DELIVERANCE OF SHARES. As of the Closing Date, the Shares to be delivered to Force 10 will be restricted and constitute valid and legally issued shares of Royal Oasis, Inc., fully paid and non-assessable.

         E. NO CONFLICT WITH OTHER INSTRUMENT. The execution of this agreement will not violate or breach any document, instrument, agreement, contract or commitment material to Sellers.

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4. REPRESENTATIONS AND WARRANTIES OF FORCE 10.

         Force 10 hereby represents and warrants that, effective this date and the Closing Date, the representations and warranties listed below are true and correct.

         A. CORPORATE AUTHORITY. Force 10 has the full corporate power and authority to enter this Agreement and to carry out the transactions contemplated by this Agreement. The Board of Directors of Force 10 has duly authorized the execution, delivery, and performance of this Agreement.

         B. NO CONFLICT WITH OTHER INSTRUMENTS. The execution of this Agreement will not violate or breach any document, instrument, agreement, contract, or commitment material to the business of Force 10 to which Force 10 is a party and has been duly authorized by all appropriate and necessary action.

         C. NO CONFLICT WITH OTHER INSTRUMENT. The execution of this agreement will not violate or breach any document, instrument, agreement, contract or commitment material to Force 10.

5. CLOSING. The Closing as herein referred to shall occur upon such date as the parties hereto may mutually agree upon, but is expected to be on or before July 20, 2002.

         At closing Force 10 will deliver the Purchase Price to Sellers, and Sellers will deliver the Shares to Force 10.

6. CONDITIONS PRECEDENT OF FORCE 10 TO EFFECT CLOSING. All obligations of Force 10 under this Agreement are subject to fulfillment prior to or as of the Closing Date, as follows:

         A. The representations and warranties by or on behalf of Force 10 contained in this Agreement or in any certificate or documents delivered to Force 10 pursuant to the provisions hereof shall be true in all material respects as of the time of Closing as though such representations and warranties were made at and as of such time.

         B. Force 10 shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         C. All instruments and documents delivered to Force 10 pursuant to the provisions hereof shall be reasonably satisfactory to Force 10's legal counsel.

7. CONDITIONS PRECEDENT OF SELLERS TO EFFECT CLOSING. All obligations of Sellers under this Agreement are subject to fulfillment prior to or as of the date of Closing, as follows:

         A. The representations and warranties by or on behalf of Sellers contained in this Agreement or in any certificate or documents delivered to Sellers pursuant to the provisions hereof shall be true in all material respects as of the time of Closing as though such representations and warranties were made at and as of such time.

         B. Sellers shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         C. All instruments and documents delivered to Sellers pursuant to the provisions hereof shall be reasonably satisfactory to Sellers legal counsel.

8. DAMAGES AND LIMIT OF LIABILITY. Each party shall be liable, for any material breach of the representations, warranties, and covenants contained herein which results in a failure to perform any obligation under this Agreement, only to the extent of the expenses incurred in connection with such breach or failure to perform Agreement.

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9. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation upon which it might have made or any representations, warranty, agreement, promise, or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

10. INDEMNIFICATION PROCEDURES. If any claim is made by a party which would give rise to a right of indemnification under this paragraph, the party seeking indemnification (Indemnified Party) will promptly cause notice thereof to be delivered to the party from whom indemnification is sought (Indemnifying Party). The Indemnified Party will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from the claims. Counsel for the Indemnifying Party which will conduct the defense must be approved by the Indemnified Party (whose approval will not be unreasonably withheld), and the Indemnified Party may participate in such defense at the expense of the Indemnified Party. The Indemnifying Party will not in the defense of any such claim or litigation, consent to entry of any judgment or enter into any settlement without the written consent of the Indemnified Party (which consent will not be unreasonably withheld). The Indemnified Party will not, in connection with any such claim or litigation, consent to entry of any judgment or enter into any settlement without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld). The Indemnified Party will cooperate fully with the Indemnifying Party and make available to the Indemnifying Party all pertinent information under its control relating to any such claim or litigation. If the Indemnifying Party refuses or fails to conduct the defense as required in this Section, then the Indemnified Party may conduct such defense at the expense of the Indemnifying Party and the approval of the Indemnifying Party will not be required for any settlement or consent or entry of judgment.

11. DEFAULT AT CLOSING. Notwithstanding the provisions hereof, if Sellers shall fail or refuse to deliver any of the Shares, or shall fail or refuse to consummate the transaction described in this Agreement prior to the Closing Date, such failure or refusal shall constitute a default by Sellers and Force 10 at its option and without prejudice to its rights against such defaulting party, may either (a) invoke any equitable remedies to enforce performance hereunder including, without limitation, an action or suit for specific performance, or
(b) terminate all of its obligations hereunder with respect to Sellers.

12. COSTS AND EXPENSES. Force 10 and Sellers shall bear their own costs and expenses in the proposed exchange and transfer described in this Agreement. Force 10 and Sellers have been represented by their own attorneys in this transaction, and shall pay the fees of their attorneys, except as may be expressly set forth herein to the contrary.

13. NOTICES. Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

         To: David Michael, LLC,                  To Force 10:
         McFadden Group LLC                       Force 10 Trading, Inc.
         Elizabeth Colmenares:                    11781 South Lone Peak Parkway,
         3809 S. West Temple St., Suite. 1-D      Suite 230
         Salt Lake City, Utah 84115               Draper, Utah 84020

14. MISCELLANEOUS.

         A. FURTHER ASSURANCES. At any time and from time to time, after the effective date, each party will execute such additional instruments and take such additional steps as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

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         B. WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         C. BROKERS. Neither party has employed any brokers or finders with regard to this Agreement not disclosed herein.

         D. HEADINGS. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         E. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         F. GOVERNING LAW. This Agreement was negotiated and is being contracted for in the State of Utah, and shall be governed by the laws of the State of Utah, notwithstanding any conflict-of-law provision to the contrary. Any suit, action or legal proceeding arising from or related to this Agreement shall be submitted for binding arbitration resolution to the American Arbitration Association, in Salt Lake City, Utah, pursuant to their Rules of Procedure or any other mutually agreed upon arbitrator. The parties agree to abide by decisions rendered as final and binding, and each party irrevocably and unconditionally consents to the jurisdiction of such arbitrator and waives any objection to the laying of venue in, or the jurisdiction of, said Arbitrator.

         G. BINDING EFFECT. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

         H. ENTIRE AGREEMENT. The Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. No representations, warranties covenants, or conditions express or implied, other than as set forth herein, have been made by any party.

         I. SEVERABILITY. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

Sellers                                             Force 10 Trading, Inc.


  /S/ DAVID WOLFSON                                 By:  /S/ JON H. MARPLE
----------------------------                        ----------------------------
David Wolfson                                       Name: Jon H. Marple
Manager, David Michaels, LLC                        Its: Chief Executive Officer


  /S/ SAUNDRA MCFADDEN
----------------------------
Saundra McFadden
Manager, McFadden Group, LLC


  /S/ ELIZABETH COLMENARES
----------------------------
Elizabeth Colmenares

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                                    EXHIBIT A
                                    ---------

              Legal Description of Oasis International 43.33 Acres

A parcel of land, APN 009-550-008, being 30 acres, located in portions of sections 2 and 3, T. 36 N., R. 66 E., M.D.B. &M., Elko County Nevada, and being a portion of Parcel No. 2 as shown on a Parcel Map for Oasis International Corp. on file in the office of the Elko County Recorder, Elko, Nevada, as File No. 480585; and

A parcel of land, APN 009-550-008, being 13.33 acres, located in portions of sections 2 and 3, T. 36 N., R. 66 E., M.D.B. &M., Elko County Nevada, and being a portion of Parcel No. 3 as shown on a Parcel Map for Oasis International Corp. on file in the office of the Elko County Recorder, Elko, Nevada, as File No. 480585.